Registration No. 333-73746
MTN No. 584 Rule 424(b)(2)

PRICING SUPPLEMENT No. 32 Dated February 6, 2004 (To Prospectus dated August 13, 2003)
$15,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue
Principal Amount: $350,000,000
Price to Public: 100%	Proceeds to HFC: 99.91%
Issue Date: February 11, 2004	Stated Maturity: February 9, 2007
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on February 9, 2004
Interest Rate Basis: LIBOR Telerate
Index Maturity: Three Months
Spread or Spread Multiplier: Plus .15% (15 basis points)

Interest Payment Dates: Quarterly, on the 9th of May, August, November and February of each year, commencing May 10, 2004, and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately proceeding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: On each Interest Payment Date.
Interest Determination Date: The Second New York and London Business Day prior to reset date.
Agents	Principal Amount Purchased
HSBC Securities (USA) Inc.	$343,000,000	DTC 2467
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$3,500,000
Utendahl Capital Partners, L. P.	$3,500,000
Agent's Discount or Commission: .09%	CUSIP: 44181KR97